Exhibit 99.1

NOVAGOLD & Donlin Gold Explore the People’s Connection to the River
Part Three of the Alaska Video Series

June 23, 2015 — Vancouver, British Columbia — NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) is pleased to present the third segment of the Alaska Video Series. Told directly by people who reside along the Kuskokwim River, the stories captured in the four-part series convey both the vibrant and challenging realities of life in the remote communities of the Yukon-Kuskokwim (Y-K) region where the Donlin Gold project is located.

The traditional ways of life in the Y-K region encompass not only economic survival in a rapidly changing world, but also sustain a long-cherished spiritual way of life that is vital to the well-being of these communities. NOVAGOLD prides itself in establishing strong and collaborative relationships with its partners and neighbors as the Company works continuously to enhance its knowledge of and ties to the communities where it operates. This process begins with a deep understanding of the heritage, languages and values of the local people.

Part Three of the Alaska Video Series is entitled “People’s Connection to the River”. For generations, communities in the Y-K region have been connected by and to the Kuskokwim River. The Kuskokwim River is the longest free flowing river in the United States, serving as a foundation in many aspects of the daily life for virtually everyone in this part of Southwest Alaska. Local residents rely heavily on annual salmon runs for their food, with most families putting away hundreds of pounds of fish every summer. In addition, the Kuskokwim River is a medium of communication and many times it serves as the only means of transportation to the remote communities for cargo such as food, diesel and household goods. It is the “highway” that connects the villages by boat in the summer and via snow machines or trucks in the winter. A healthy river means a thriving community, connecting families and villages to each other and sustaining their traditional way of life.

The third video is now available at www.novagold.com/info. The final segment of the Alaska Video Series will be released later this year.

▶	Part One: Yup’ik Language and Culture

▶	Part Two: Subsistence Way of Life

▶	Part Three: People’s Connection to the River

▶	Part Four: Economic Opportunities and Workforce Development

NOVAGOLD strives to create a balanced development plan that enhances economic development and preserves the subsistence lifestyle – both can truly co-exist. Bringing tangible, long-lasting benefits to its community partners as its projects advance through development is highly important to NOVAGOLD.

About NOVAGOLD
NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. Learn more at www.novagold.com.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227